Exhibit 99.1

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
2010 INDEPENDENT INSURANCE AGENT STOCK OPTION PLAN

WHEREAS, the Board of Directors of American Equity Investment Life Holding Company (the “Company”) deems it in the best interest of the Company that independent insurance agents (“Agents”) who are significant producers for the Company’s wholly owned operating subsidiary, American Equity Investment Life Insurance Company, be given an opportunity to acquire an interest in the operation and growth of the Company as a means of assuring their maximum effort and continued association with the Company; and

WHEREAS, the Board believes that the Company can best obtain these and other benefits by granting stock options to Agents designated from time to time, pursuant to this Plan;

NOW, THEREFORE, the Board does hereby adopt this 2010 Independent Insurance Agent Stock Option Plan, effective as of January 1, 2010, with such terms and conditions set forth below.

ARTICLE I

DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

1.1           “Agent” means an individual who has been validly appointed by American Equity as a sales agent for American Equity’s products in applicable jurisdictions and who has a valid and existing agent’s contract with American Equity in effect and not terminated prior to any grant of Options under this Plan.

1.2           “Agreement” means a written agreement granting an Option that is executed by the Company and the Optionee.

1.3           “American Equity” means American Equity Investment Life Insurance Company, a life insurance company domiciled in the State of Iowa.

1.4           “Board” means the Board of Directors of the Company.

1.5           “Code” means the Internal Revenue Code of 1986, as amended.

1.6           “Committee” means the Executive Committee of the Board.

1.7           “Common Stock” means the common stock, par value $1.00 per share, of the Company.

1.8           “Company” means American Equity Investment Life Holding Company, an Iowa corporation.

1.9           “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option and payment of the exercise price in accordance with the terms of Article VII hereof.

1.10         “Date of Grant” means the date on which an Option is granted under the Plan.

1.11         “Director” means a member of the Board of Directors of the Company.

1.12         “Disability” means permanent and total disability within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

1.13         “Fair Market Value” of a Share as of a particular date means (1) the closing sale price reported for such Share on the national securities exchange or national market system on which such stock is principally traded as of such date, or (2) if the Shares are not then listed on a national securities exchange or national market system, or the value of such Shares is not otherwise determinable, such value as determined by the Committee in good faith in its sole discretion.

1.14         “Option” means an option to purchase Shares granted under the Plan.

1.15         “Option Period” means the period during which an Option may be exercised.

1.16         “Option Price” means the price per Share at which an Option may be exercised, provided, however, that the Option Price shall not be less than the Fair Market Value of a Share as of the Date of Grant. The Option Price of any Option shall be subject to adjustment to the extent provided in Article IX hereof, but subject to Section 6.2 hereof.

1.17         “Optionee” means an Agent to whom an Option has been granted under this Plan.

1.18         “Plan” means the American Equity Investment Life Holding Company Independent Insurance Agent Option Plan.

1.19         “Share” means a share of Common Stock.

ARTICLE II

PURPOSE

The Plan is intended to assist the Company and American Equity in attracting and retaining Agents of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company.

ARTICLE III

ADMINISTRATION

The Committee shall administer the Plan and shall have plenary authority and discretion, subject to the provisions of the Plan, to determine the terms (which terms need not be identical) of all Options including, but not limited to, which Agents shall be granted Options, the time or times at which Options are granted, the Option Price, the number of Shares subject to an Option, any provisions relating to vesting, any circumstances in which Options terminate or Shares may be repurchased by the Company, the period during which Options may be exercised and any other terms, conditions or restrictions on Options. In making these determinations, the Committee may adopt rules from time to time regarding sales production criteria for the granting of Options, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority to construe and interpret the Plan and the Agreements, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan, including, but not limited to, any determination to accelerate the vesting or exercisability of outstanding Options. The determinations of the Committee on the matters referred to in this Article III shall be binding and final.

ARTICLE IV

ELIGIBILITY

Options may be granted only to Agents who meet the requirements established by the Committee from time to time, including without limitation rules regarding sales production criteria.

ARTICLE V

STOCK SUBJECT TO THE PLAN

5.1           Number of Shares Reserved. Subject to adjustment as provided in Article IX hereof, the maximum number of Shares that may be issued under the Plan is 2,500,000 Shares.

5.2           Terminated Options Available for Grant.  If an Option expires or terminates for any reason without having been fully exercised, the unissued Shares which had been subject to such Option shall become available for the grant of additional Options.

ARTICLE VI

OPTIONS

6.1           Option Period.  The Option Period for Options granted to eligible individuals shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that (a) an Option shall not be exercisable after ten years from its Date of Grant; (b) an Option granted to an Agent whose agent’s contract with American Equity is terminated for any reason, with or without cause, shall expire upon such termination and shall thereby be forfeited; and (b) in the case of the death or Disability of an Optionee, the Option Period shall expire unless exercised within one (1) year after the date of death or the cessation of service by the Optionee by reason of the Disability.  In the event of the death of the Optionee, his or her Options may be exercised by the Optionee’s designated beneficiary.  Nothing contained herein shall be construed to extend the ultimate term of the Option beyond the period of time as set out above.

6.2           No Reissuance at Reduced Price. Notwithstanding anything to the contrary in this Plan, no Option shall be issued in exchange for or as a reissuance of any outstanding Option or the Option Price for any outstanding Option shall not be changed, if the effect of such exchange or change would be to reduce the Option Price for any outstanding Option, except as necessary to reflect the effect of a stock split, stock dividend or similar event as described in Article IX hereof or a “Change of Control,” as hereinafter defined.

ARTICLE VII

EXERCISE OF OPTIONS

7.1           Notice of Exercise.  An Option may, subject to the terms of the applicable Agreement under which it is granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment of the Option Price for the Shares with respect to which the Option is exercised as provided in Section 7.2 hereof.

7.2           Payment of Exercise Price. Payment of the aggregate Option Price for the Shares with respect to which an Option is being exercised shall be made in cash; provided, however, that the Committee, in its sole discretion, may provide in an Agreement that part or all of such payment may be made by the Optionee in one or more of the following manners:

a.             By delivery (including constructive delivery) to the Company of Shares valued at Fair Market Value on Date of Exercise;

b.             By delivery on a form prescribed by the Committee of a properly executed exercise notice and irrevocable instructions to a registered securities broker approved by the Committee to sell Shares together with prompt delivery of cash to the Company.

7.3           Minimum Exercise.  No Option may be exercised for less than one hundred (100) shares or, if fewer, the number of Shares remaining subject to the Option.

7.4           Minimum Vesting Period.  In the absence of a specified vesting schedule established by the Committee and set forth in the applicable agreement evidencing the grant of any options, all options will vest six months after the date of grant.  However, should the agent’s contract of any Optionee be terminated for any reason (except to the extent provided in Section 7.6, by reason of death or Disability) with or without cause, prior to the expiration of six months or the vesting schedule established by the Committee, whichever is the later, the Optionee will forfeit all options not fully vested on the effective date of such termination.

7.5           Acceleration of Vesting.  If an Option contains a vesting schedule or has not become totally exercisable as of the date of any of the following events, such vesting schedule shall be accelerated, and/or any other restrictions on exercise shall be removed:

(i)         The death of the Optionee;

(ii)        The Disability of the Optionee;

(iii)       A “Change of Control” as hereinafter defined.

7.6           Change of Control.  For purposes of this Plan, unless otherwise defined in an Agreement, a “Change of Control” shall be deemed to have occurred on such date if:

(i)            Any person, organization or association of persons or organizations acting in concert, excluding affiliates of the Company itself or any benefit plan of the Company or any affiliate thereof, shall acquire more than twenty percent (20%) of the outstanding voting stock of the Company in whole or in part by means of an offer made publicly to the holders of all or substantially all of the outstanding shares of any one or more classes of the voting securities of the Company to acquire such shares for cash, other property or a combination thereof; or

(ii)           Any person, organization or association of persons or organizations acting in concert shall succeed in electing two or more directors in any one election in opposition to those proposed by management; or

(iii)          The Company transfers all or substantially all of its operating properties and assets to another person, organization or association of persons or organizations, excluding affiliates of the Company itself; or

(iv)          The Company shall consolidate with or merge into any person, firm, corporation or other entity unless the Company or one of its affiliates shall be the continuing corporation or the successor corporation;

ARTICLE VIII

RESTRICTIONS ON TRANSFER

Options shall not be transferable other than by will or the laws of descent and distribution. An Option may be exercised during the Optionee’s lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative. The Shares acquired pursuant to the Plan shall be subject to such restrictions and agreements regarding sale, assignment, encumbrances, or other transfers or dispositions thereof as are in effect among the stockholders of the Company at the time such Shares are acquired or as the Committee shall deem appropriate or as are required by applicable law.

ARTICLE IX

CAPITAL ADJUSTMENT

In the event of any change in the outstanding Common Stock by reason of any stock dividend, splitup (or reverse stock split), recapitalization, reclassification, reorganization, reincorporation, combination or exchange of shares, merger, consolidation, liquidation or similar change in corporate structure, the Committee shall, in its discretion and to the extent necessary to compensate for the effect thereof, provide for an equitable substitution for or adjustment in (i) the number and class of Shares subject to outstanding Options, (ii) the Option Price of outstanding Options, and (iii) the aggregate number and class of Shares that may be issued under the Plan.

ARTICLE X

TERMINATION OR AMENDMENT

The Board may amend, alter, suspend or terminate the Plan in any respect at any time; provided, however, that no amendment, alteration, suspension or termination of the Plan shall be made by the Board without approval of each affected Optionee if such amendment, alteration, suspension or termination would adversely affect his or her vested rights or obligations under any Option granted prior to the date of such amendment, alteration, suspension or termination or without shareholder approval to the extent such approval is required by applicable law or an exchange, market or other listing requirement.  No Option may be granted nor any Shares issued under the Plan during any suspension or after termination of the Plan.

ARTICLE XI

MODIFICATION; EXTENSION AND RENEWAL OF OPTIONS; SUBSTITUTED OPTIONS

Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew the terms of any outstanding Options, or accept the surrender of outstanding Options granted under the Plan or options granted under any other plan of the Company (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Subject to Section 6.2 hereof, any such substituted Options may specify a longer term than the surrendered options, or have any other provisions that are authorized by the Plan. Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the Optionee, alter or impair any of the Optionee’s rights or obligations under such Option.

ARTICLE XII

EFFECTIVENESS OF THE PLAN

The Plan and any amendment thereto shall be effective on the date on which it is adopted by the Board.

ARTICLE XIII

TAXES PAYABLE BY AGENT

Any and all taxes and other withholding obligations payable in connection with or relating to the grant or exercise of an Option, and/or the sale of any Shares by Optionee, shall be the sole responsibility of the Optionee.

ARTICLE XIV

TERM OF THE PLAN

Unless sooner terminated by the Board pursuant to Article X hereof, the Plan shall terminate on December 31, 2014, and no Options may be granted after such date. The termination of the Plan shall not affect the validity of any Option outstanding on the date of termination.

ARTICLE XV

INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, any Agreement or any Option granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

ARTICLE XVI

GENERAL PROVISIONS

16.1         No Other Rights Conferred.  The establishment of the Plan shall not confer upon any Agent any legal or equitable right against the Company or any member of the Committee or the Board, except as expressly provided in the Plan.

16.2         No Employment Contract.  The Plan does not constitute inducement or consideration for the services of any Agent, nor is it a contract between the Company or American Equity and any Agent. Participation in the Plan shall not give an Agent any right to be retained under his or her applicable agent’s contract with American Equity.

16.3         Plan Interest Not Subject to Creditor Claims.  The interests of any eligible individual under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in an Agreement.

16.4         Applicable Laws.  The Plan shall be governed, construed and administered in accordance with the laws of the State of Iowa.

16.5         Representations Regarding Investment Intent; Restrictive Legends.  The Committee may require each person acquiring Shares pursuant to Options hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or interdealer quotation system upon which the Common Stock is then listed or quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions. The certificates for Shares acquired pursuant to an Option may also include any legend which the Committee deems appropriate to reflect restrictions contained in this Plan or in the applicable Agreement or to comply with the Iowa Business Corporation Law.

16.6         Regulatory Approvals.  The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of Options, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Committee’s complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee and all applicable listing or exchange requirements.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(“AEL”)
2010 INDEPENDENT INSURANCE AGENT STOCK OPTION PLAN

Rules for Option Grants - 2010 Annuity Production

Qualification Period:
January 1, 2010 through December 31, 2010

RULES:

1.             Plan:       AEL has adopted a 2010 Independent Insurance Agent Stock Option Plan (the “Plan”) under which independent sales agents of American Equity Investment Life Insurance Company (“American Equity”) may become eligible to receive grants of options to acquire shares of the Common Stock of AEL. All capitalized terms used in these Rules but not defined in this document shall have the meaning specified in the Plan. All provisions of these rules are subject to and governed by the Plan, and in the event of any conflict between the provisions of these rules and those of the Plan, the Plan will control.

2.             2010 Production Requirements for Option Grants:

Subject to all terms and conditions of these Rules and the Plan, Options may be granted to Agents in accordance with the following tables:

Net Paid Annuity Production	Basic Grant Eligibility
$1,000,000	250 options
Each $100,000 over $1,000,000	25 options

Net Paid Annuity Production	Basic Grant Eligibility
$2,000,000	100 options
Each $100,000 over $2,000,000	100 options

Net Paid Annuity Production shall include all first year premium received during the Qualification Period in connection with any annuity offered and sold by American Equity; provided that, (i) within the Qualification Period all documentation required to issue any such annuity shall have been completed and submitted in form and content satisfactory to American Equity in its sole discretion; (ii) internal roll-over premium shall be excluded; and (iii) any premium refunded to a policyholder by American Equity for any reason in its sole discretion shall be excluded.

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3.             Conditions:

a.             Agents who are eligible to receive Options must each sign an Option Agreement in form and content approved by AEL.

b.             Taxes on the exercise of any Option or the sale of Shares acquired upon the exercise of any Option or otherwise relating to any Option are the sole responsibility of the Agent.

c.             No Option is transferable.

d.             AEL has no obligation to facilitate the payment of the exercise price by the Agent.

e.             To be eligible to receive any Option grant the Agent must have a valid and existing contract with American Equity and be in good standing with American Equity throughout the Qualification Period and any applicable vesting period.

6.             Right of Set-Off.  AEL reserves the right to apply all or any part of any Shares to satisfy any indebtedness of the Agent to American Equity. Such indebtedness shall include any debit balance, outstanding loan, indemnification obligation, or any other debt or charge of any kind owed by the producer to American Equity whenever and however such debt or charge is or was created.

7.             Interpretation.  AEL shall have the sole right to interpret and administer these Rules, and all such interpretations and actions shall be binding and conclusive on the Agents.

8.             Agents Contracts.  All terms and conditions of each Agent’s contract with American Equity are incorporated by reference in these Rules, including without limitation the requirement for arbitration of any disputes concerning the interpretation or administration of these Rules.

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